Exhibit 23.3

Date: February 7, 2024

To:

Zhibao Technology Inc.

Floor 3, Building 6, Wuxing Road, Lane 727

Pudong New Area, Shanghai 201204

People’s Republic of China

Re: Zhibao Technology Inc.

We are lawyers qualified to practice in the People’s Republic of China (the “PRC” or “China”, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan). We have acted as PRC legal counsel to Zhibao Technology Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with (i) the proposed initial public offering (the “Offering”) by the Company of its Class A ordinary shares (the “Class A Shares”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the listing of the Company’s Class A Shares on the Nasdaq Capital Market (“Nasdaq”).

A. Documents and Assumptions

For the purpose of rendering this legal opinion (the “Opinion”), we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration for Market Regulation (the “AMR”) or PRC National Enterprise Credit Information Publicity System (“Company Registry”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this Opinion.

The material from AMR does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from AMR is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this Opinion, we have assumed:

(1)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(2)	that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(3)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(4)	the Documents presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

(5)	that insofar as any obligation under the Documents is to be performed in any jurisdiction outside the PRC, such performance will not be illegal or unenforceable by virtue of the law of that jurisdiction;

(6)	that each of the parties other than the PRC Companies as defined below is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation (as the case may be);

(7)	that all Governmental Authorizations, as defined below, and other official statement or documentation are obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes;

(8)	that the information disclosed in the materials from the Company Registry is accurate and complete as of the date of this Opinion and the information from the Company Registry search did not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

(9)	that there has been no change in the information contained in the latest records of the Company Registry up to the issuance of this Opinion; and

(10)	that all documents submitted to us are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This Opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

As used herein,

(1)	“Company” means Zhibao Technology Inc.;

(2)	“PRC Companies” means Zhibao Technology Co., Ltd.(“Zhibao China” or “WFOE”), Shanghai Anyi Network Technology Co., Ltd.(“Shanghai Anyi”), Sunshine Insurance Brokers (Shanghai) Co., Ltd.(“Sunshine Insurance Brokers”) and Shanghai Zhibao Health Management Co., Ltd. (“Zhibao Health”);

(3)	“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(4)	“Governmental Authorizations” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(5)	“M&A Rules” means the Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

(6)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this Opinion;

(7)	“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(1)	Corporate Structure. Based on our understanding of the current PRC Laws, the ownership structure of the PRC Companies and their respective PRC subsidiaries as described in “Corporate History and Structure’’ of the Registration Statement, both currently and immediately after giving effect to the Offering, will not result in any violation of applicable PRC Laws currently in effect in any material aspects.

(2)	Business and License. To the best of our knowledge after due inquiry: (i) none of the PRC Companies has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Companies, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Companies; (ii) the business presently engaged by the PRC Companies as described in the Registration Statement is not subject to foreign investment restriction as stipulated by the Special Entry Management Measures (Negative List) for the Access of Foreign Investment (2021 version).

(3)	M&A Rules. Based on our understanding of the current PRC Laws, rules and regulations, the CSRC’s approval under the M&A Rules is not required for this Offering (including the offering of Class A Shares to U.S. investors) and the listing and trading of the Class A Shares on Nasdaq in the context of this Offering, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the Prospectus are subject to this regulation; (ii) the CSRC already promulgated the Trial Measures as defined below, which came into effect on March 31, 2023. The Trial Measures will apply to overseas securities offerings and/or listings conducted by companies incorporated overseas which normally been treated as overseas special purpose vehicles with operations primarily in the PRC and valued on the basis of interests in PRC Companies; and (iii) Zhibao China was not established by a merger with or an acquisition of any PRC domestic companies as defined under the M&A Rules.

However, uncertainties still exist as to how the M&A rules will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementation and interpretation in any form relating to the M&A rules.

(4)	Trial Measures. Pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (“Trial Measures”), PRC domestic companies that seek to offer or list securities overseas, either directly or indirectly, are required to fulfill the filing requirement and submit relevant documents and information to the CSRC within three working days after making initial applications with overseas stock markets for initial public offerings or listings. Zhibao China, the primary operating entity of the Company in the PRC, has made the CSRC filing submission and completed the filing procedures with the CSRC within the timeline in accordance with the requirements of the Trial Measures. On October 19, 2023, the CSRC published a Filing Completion Notice (“Filing Completion Notice”) on its official website, confirming that the Company has completed the filing procedures with the CSRC under the Trial Measures.

(5)	Cybersecurity. The Company has applied for and completed a cybersecurity review with respect to its proposed overseas listing pursuant to the Cybersecurity Review Measures.

(6)	Taxation. The statements set forth under the caption “Taxation” in the Registration Statement insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

(7)	Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are primarily provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between the PRC and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other form of reciprocal arrangements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments as the date hereof. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of the PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(8)	Statements in Registration Statement and the Prospectus. The statements in the Registration Statement under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Corporate History and Structure,” “Taxation,” “Our Business” and “Regulation” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion) to the extent that they constitute matters of PRC Laws or description of documents, agreements or proceedings governed by the PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects, and nothing has been omitted from such statements which would make such statements misleading in any material respect.

D. Certain Limitations and Qualifications

(1)	The opinions expressed above are based on Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of the PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this Opinion.

(2)	This Opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(3)	Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

(4)	This Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any Governmental Agency, or other party without the express prior written consent of us.

(5)	We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ AllBright Law Offices

AllBright Law Offices